Exhibit 10.19



         Summary of Compensation Arrangements for Named Executive Officers
         -----------------------------------------------------------------
                        Outside of Employment Agreements
                        --------------------------------

     The following executive officers, expected to be named executive officers in the Company's proxy statement for its 2005 annual meeting, are at will employees with whom the Company does not have written employment agreements. Their compensation arrangements are as follows:

Name                           Salary                    Target Bonus
-----                          ------                    ------------

Daniel McCarthy            $ 265,000                    75%  $198,800
L. Russell Mitten          $ 201,800                    50%  $100,900

In addition, such executive officers are eligible to participate in benefit programs open to our employees generally, including equity awards at the discretion of the Compensation Committee of the board of directors.

          Summary of Non-Employee Directors' Compensation Arrangements
          ------------------------------------------------------------
          Outside of Formal Plans
          -----------------------


ANNUAL RETAINER FEE
On January 1 of each year he or she serves on the board, each non-employee director will receive an annual retainer fee of $30,000 cash of 5,000 stock units. Each non-employee director must irrevocable elect by December 31 of the prior year whether to receive his or her retainer in cash or units.

MEETING FEES
Each non-employee director will receive $2,000 for his or her participation in each board and committee meeting. Each Committee Chair and the Lead Director will receive an additional annual stipend, payable in equal quarterly installments on the first business day of the succeeding quarter, in the following amounts:

        Lead Director                                           $20,000
        Audit Committee Chair                                   $25,000
        Compensation Committee Chair                            $15,000
        Nominating and Corporate Governance Committee Chair     $ 7,500
        Retirement Plan Committee                               $ 5,000

Each non-employee director must elect by December 31 of the prior year whether to receive his or her meeting fees and chairmanship stipend, when applicable, in cash or stock units, or a combination of the two forms of compensation.